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                                                                       EXHIBIT 5


                                                                 3 February 2000
The Board of Directors
Globalstar Telecommunications Limited
Cedar House
41 Cedar Avenue
Hamilton HM 12
Bermuda

Ladies and Gentlemen:

REGISTRATION STATEMENT ON FORM S-3

We have acted as Bermuda counsel to Globalstar Telecommunications Limited, a Bermuda limited liability company (the "Company"), in connection with its registration for resale of 3,000,000 shares of 9% Series B Convertible Redeemable Preferred Stock due 2011 (the "Preferred Stock ") and the shares of Common Stock, US$1.00 par value ("Common Stock"), issuable upon conversion thereof (the "Conversion Shares"), the shares of Common Stock, US$1.00 par value, issuable in connection with dividend, redemption, or other payments on the Preferred Stock (the "Payment Shares") and the resale by certain executives of the Company of the shares of Common Stock, US$1.00 par value (the "Option Shares") acquired upon exercise of certain stock options as described in the Company's Prospectus (the "Prospectus") contained in the Registration Statement on Form S-3 with respect thereto (the "Registration Statement"), filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.

For the purposes of this opinion, we have been supplied with and reviewed a copy of the Registration Statement, and have relied upon the Memorandum of Association and Bye-Laws of the Company and such other documents, certificates and records and have made such investigations as we deem necessary or appropriate in order to give the opinion expressed herein.

We have assumed:

(i) The genuineness of all signatures on the documents which we have examined.

(ii) The conformity to original documents of all documents produced to us as copies and the authenticity of all original documents which, or copies of which, have been submitted to us.

Based upon and subject to the foregoing and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that:


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                                    - 2 -                        3 February 2000



(i) the Preferred Stock has been duly authorized, validly issued and fully paid and the Conversion Shares, the Payment Shares and the Option Shares, when issued in accordance with the terms of the Company's Bye-laws, will be duly authorized, validly issued and fully paid and non-assessable;

(ii) the statements set forth in the Prospectus under the headings "Description of Preferred Stock" and "Taxation - Bermuda Tax Considerations," to the extent that they constitute matters of Bermuda law, or legal conclusions with respect thereto, have been reviewed by us and are accurate in all material respects and fairly present the information disclosed therein in all material respects.

Our reservations are as follows:

(A) We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction other than Bermuda. Where an obligation is to be performed in a jurisdiction other than Bermuda, a Bermuda court may decline to enforce it to the extent that such performance would be illegal or contrary to public policy under the laws of such other jurisdiction.

(B) We express no opinion as to the availability of equitable remedies, such as specific performance or injunctive relief, or as to any matters which are within the discretion of the Bermuda courts, such as the award of costs, or questions related to jurisdiction. Further, we express no opinion as to the validity or binding effect in Bermuda of any waiver of or obligation to waive any provision of law (whether substantive or procedural) or any right or remedy arising through circumstances not known at the time of the filing of the Registration Statement.

(C) Section 9 of the Interest and Credit Charges (Regulation) Act 1975 provides that the Bermuda courts have discretion as to the amount of interest if any payable on the amount of a judgment after date of judgment. If the court does not exercise that discretion, then interest will accrue at the statutory rate which is currently seven per cent per annum.

(D) Where a party is vested with a discretion or may determine a matter in its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

(E)     For the purposes of this opinion:

        (i) The term "fully paid" means, in relation to the issued shares of a company limited by shares (that is to say, a company having the liability of its members limited by its Memorandum of Association to the amount, if any, unpaid on the shares held by them), that members holding such shares have no liability to make any contribution or other payment to the company in respect of those shares.


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                                    - 3 -                        3 February 2000

        (ii) The term "non-assessable" means, in relation to fully paid shares of a company, that such member shall not be bound by an alteration to the Memorandum of Association or to the Bye-laws of that company after the date upon which he became a member, if insofar as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of or otherwise to pay money to the company.

We consent to the filing of this opinion as Exhibit 5 and 8.1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters," "Description of Preferred Stock," Description of Common Stock" and "Taxation" in the Prospectus which is a part of the Registration Statement. This opinion is issued on the basis that it will be construed in accordance with the provisions of Bermuda law. It is issued solely for the benefit of the addressee in relation to the transaction described above and is not to be relied upon by any other person, firm or entity, provided that Willkie Farr & Gallagher may rely on our opinion expressed in clause (ii) with respect to the statements set forth in the Prospectus under the heading "Description of Preferred Stock" as though it were addressed to them.

Yours faithfully,
/s/   Appleby Spurling & Kempe